SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 2, 2004

CARROLL SHELBY INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-49738	86-1012155
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. Number)

11150 W. Olympic Blvd., Suite 1050 Los Angeles, California 90064
(Address of principal executive offices)

Registrant’s telephone number, including area code: (310) 914-1843

(Former name and former address, if changed since last report)

8-K DISCLOSURE NUMBER 2

Item 5. Other Events and Regulation FD Disclosure

The Company has reached an agreement with Carroll Shelby, the Company’s Chief Executive Officer, Director and control stockholder, to extend to August 31, 2004 the due date of certain promissory notes of the Company owed to Shelby including that certain secured promissory note with a current principal balance equal to $1,500,000 and that secured promissory note with a current principal balance equal to $250,000, both of which were due on June 30, 2004.  The extended maturity date allows the Company to continue to negotiate with Shelby to restructure the notes on terms more favorable to it including, but not limited to, reducing the stated interest rate, allowing for the payment of principal over time and extending further the maturity date.

In addition, the Company’s subsidiary, Carroll Shelby Licensing, Inc. (CSL), continues to negotiate with the Carroll Hall Shelby Trust to amend the license agreement between it and the Trust to provide for, among other matters, a grant in perpetuity of the exclusive rights to the Shelby intellectual property in exchange for the issuance to Shelby of convertible preferred stock.

Any agreement between the Company, CSL and Shelby would be subject to approval by the Board of Directors, a third-party opinion with respect to valuation of the Company and legal review by counsel.

Item 6. Resignation of Registrant’s Directors

                Neil Cummings has resigned from the Board of Directors of the Company. In connection with the resignation, there were no disagreements between Mr. Cummings and the Company with respect to any matters relating to the Registrant’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARROLL SHELBY INTERNATIONAL, INC.
(Registrant)

	By:	/s/	John Luft
John Luft
PRESIDENT

Dated: July 2, 2004